Exhibit 99.1

                Tasty Baking Company Reports Strong Net
  Sales and Income Growth in the Second Quarter 2005; For the Second Quarter 2005, Net Sales Increased 9% and Net Income Increased 35%
               Versus the Same Period in the Prior Year


    PHILADELPHIA--(BUSINESS WIRE)--July 28, 2005--Tasty Baking Company (NYSE:TBC) today announced financial results for the second quarter ended June 25, 2005.

               FINANCIAL HIGHLIGHTS SECOND QUARTER 2005
               ----------------------------------------
$ in millions, except per share data
* Percentages may not calculate due to rounding

                                            2005    2004
                  2005   2004       %       Year-   Year-       %
                   Q2     Q2     Change*   to-Date to-Date   Change*
                 ------ ------ ----------- ------- ------- -----------
Gross Sales      $69.6  $64.8     7.3%     $135.5  $133.2     1.7%
 Volume                               5.5%                        0.9%
Net Sales        $43.7  $40.1     9.2%     $84.9   $80.5      5.4%
 Route Net Sales                      8.0%                        4.5%
 Non-route Net
  Sales                              13.2%                        8.5%
Gross Margin %   34.2%  31.2%  3.0% points  33.3%   30.9%  2.4% points
Net Income per
 Share           $0.11  $0.08     34.5%    $0.17   $0.14      19.2%
---------------- ------ ------ ----------- ------- ------- -----------

    RESULTS OF OPERATIONS - SECOND QUARTER

    Net sales for the second quarter 2005 were $43.7 million, compared to $40.1 million in the same period last year, an increase of 9.2%. For the second quarter 2005, total sales volume increased 5.5% versus the same quarter a year ago. Sales volume increased in both the route and non-route businesses.
    In the second quarter 2005, route net sales were up 8.0% versus the second quarter a year ago. Route net sales growth was driven by sales of the Sensables product line, an increase in Family Pack sales volume, and a reduced rate of product returns. Non-route net sales increased 13.2% versus the second quarter a year ago due to increased sales to existing direct customers, as well as incremental sales in new geographic areas through new third-party distributors. Sales to existing direct customers benefited from the company's focus on key accounts and incremental promotional programs.
    Cost of sales, excluding depreciation, for the second quarter of 2005 increased by 5.3% versus the second quarter 2004. This increase in cost of sales was consistent with the 5.5% sales volume increase. The company was able to maintain its cost of sales per case sold by offsetting increased fuel and utility costs with savings on certain commodities, including eggs, sugar and other ingredients.
    Gross margin in the second quarter 2005 was 34.2%, an increase of
3.0 percentage points over the comparable quarter a year ago. This increase in gross margin was a result of improved net sales price realization while the company's cost per case sold remained unchanged from last year.
    Selling, general and administrative (SG&A) expenses in the second quarter 2005 increased 18.2% compared to the second quarter 2004. The increase in SG&A expense is attributed to the investment in the sales and information technology organizations, as well as increases in performance-based compensation and brand investment. In addition, the company's SG&A has increased due to higher costs related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
    Net income and diluted net income per share for the second quarter 2005 were $0.9 million and $0.11, respectively, compared to net income and diluted net income per share of $0.7 million and $0.08, respectively, in the same period of the prior year, an increase in net income of 35%. Second quarter 2004 results were impacted by a pre-tax gain of $0.1 million on the sale of a distribution route on the Eastern Shore of Maryland.

    RESULTS OF OPERATIONS - YEAR TO DATE

    For the 26 weeks ended June 25, 2005, net sales were $84.9 million compared to $80.5 million in the same period 2004, an increase of 5.4%.
    Route net sales were up 4.5% year-to-date versus the same period last year, and non-route net sales were up 8.5% year-to-date versus the same period last year.
    The company's net income for the first 26 weeks of 2005 was $1.4 million, or $0.17 per fully diluted share, compared with net income of $1.1 million, or $0.14 per fully diluted share, in the same period last year, an increase in net income of 20%. Results for 2004 year-to-date were affected by the $0.1 million gain from the sale of the distribution route on the Eastern Shore of Maryland.
    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "The company's progress against its Strategic Transformation Plan was reflected in the second quarter 2005 financial results. Sales of new products played an important role in building brand equity and significantly growing our net sales, which hit a record high in the second quarter. We are also encouraged by our sales performance in new geographic areas, both in Pittsburgh and Cleveland as well as through new third party distributors."
    David S. Marberger, senior vice president and chief financial officer, added, "Tasty's net sales growth of 9.2% demonstrates a good balance between strong volume growth of 5.5% and improved price realization due to favorable sales mix and lower increases in sales discounts and allowances. This favorable sales performance, combined with cost of sales per case sold holding flat versus a year ago, yielded strong gross margin expansion of 300 basis points for the quarter."
    Mr. Pizzi concluded, "The investments the company has made to improve operational performance are reflected in the company's SG&A costs. As we move forward, we remain focused on leveraging these costs in order to improve overall company profitability for our shareholders."

    EXPECTED NOTIFICATION FROM NEW YORK STOCK EXCHANGE REGARDING
LISTING CRITERIA

    In June 2005, the New York Stock Exchange ("NYSE") announced that it has changed certain listing criteria, including increased requirements for market capitalization and shareholders' equity. With the new standards in place and an initial assessment period ending July 29, 2005, Tasty Baking Company does not expect to meet the new standards and anticipates the receipt of a letter from the NYSE in August 2005 notifying the company that it is currently below the NYSE's recently increased continued listing criteria.
    Should the company receive such a letter, it is anticipated that in order to retain its listing on the NYSE, the company would be required to submit its business plan to the NYSE for review to determine if, in the NYSE's opinion, the company would gain compliance with the new continued listing requirements within 18 months. If the NYSE determines that the plan meets its requirements, Tasty Baking Company would continue to be listed on the NYSE as TBC.BC pending quarterly reviews by the NYSE. If the company should be informed by the NYSE that the submitted plan does not meet the NYSE's requirements, the company would pursue an alternative trading market for its common stock.

    CONFERENCE CALL INFORMATION

    Tasty Baking Company management will host a conference call Thursday morning, July 28, 2005, at 11:00 a.m. EDT to discuss the company's financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the company's homepage, click on "Corporate Info" and then "Investor Relations." A replay will be available shortly after the call and will remain available for 90 days on the company website. To access a telephone replay, please call 1-877-707-9628. The telephone replay will be available from 1:00 p.m. on July 28, 2005, until Thursday, August 4, 2005, at 11:59 p.m. EDT.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (NYSE:TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company's annual reports to shareholders and the company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors.


                TASTY BAKING COMPANY AND SUBSIDIARIES
             CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                             (Unaudited)
                  (000's, except per share amounts)

                          13 Weeks Ended           26 Weeks Ended
                     ------------------------ ------------------------
                     6/25/2005  6/26/2004 (a) 6/25/2005  6/26/2004 (a)
                     ---------- ------------- ---------- -------------

Gross sales          $  69,580  $     64,837  $ 135,526  $    133,197
Less discounts and
 allowances            (25,850)      (24,782)   (50,642)      (52,664)
                     ---------- ------------- ---------- -------------
Net sales               43,730        40,055     84,884        80,533

Cost of sales           27,125        25,752     53,149        52,078
Depreciation             1,661         1,825      3,462         3,555
Selling, general and
 administrative         13,526        11,447     26,181        23,023
Interest expense           326           326        647           629
Gain on sale of
 routes (b)                  -           (75)         -           (75)
Other income, net         (242)         (258)      (480)         (484)
                     ---------- ------------- ---------- -------------

Income before
 provision for
 income taxes            1,334         1,038      1,925         1,807

Provision for income
 taxes                     448           384        560           670
                     ---------- ------------- ---------- -------------


Net income           $     886  $        654  $   1,365  $      1,137
                     ========== ============= ========== =============


Average number of
 shares
 outstanding: Basic      8,056         8,092      8,060         8,094
              Diluted    8,159         8,099      8,163         8,106
Per share of common
 stock:

Net income: Basic
 and Diluted             $0.11         $0.08      $0.17         $0.14
                         ======        ======     ======        ======

Cash Dividend            $0.05         $0.05      $0.10         $0.10
                         ======        ======     ======        ======

(a) Amounts have been reclassified for comparative purposes.

(b) During the second quarter of 2004, the company realized a $75 revenue gain from the sale of one route to a sales distributor in Maryland.


                TASTY BAKING COMPANY AND SUBSIDIARIES
               CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                             (Unaudited)
                               (000's)

                                               6/25/2005   12/25/2004
                                              ----------- ------------

Current Assets                                $   31,930  $    30,153
Property, Plant, and Equipment, Net               62,651       65,035
Other Assets                                      23,627       23,314
                                              ----------- ------------

  Total Assets                                $  118,208  $   118,502
                                              ----------- ------------



Reserve for Restructures, Current Portion     $      414  $       436
Current Liabilities                               21,908       22,948
Long Term Debt                                    13,788       13,159
Reserve for Restructure, Less Current Portion        280          601
Accrued Pension and Other Liabilities             23,734       23,824
Postretirement Benefits Other than Pensions       16,648       16,747
Shareholders' Equity                              41,436       40,787
                                              ----------- ------------

  Total Liabilities and Shareholders' Equity  $  118,208  $   118,502
                                              ----------- ------------



  Total Debt                                  $   19,116  $    16,572
                                              ----------- ------------



    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             mary.borneman@tastykake.com
               or
             David S. Marberger, 215-221-8500